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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-4 of ARIS Corporation of our report dated 5 May 1998, relating to the financial statements of Barefoot Computer Training Limited which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that BDO Stoy Hayward has not prepared or certified such "Selected Financial Data" nor do we take any responsibility for the accuracy or completeness thereof.


BDO Stoy Hayward
Chartered Accountants
London, England
24 June 1999